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Clarion Investment Trust
335 Madison Avenue
New York, New York 10017

Shearman & Sterling
599 Lexington Avenue
New York, New York 10022-6069

        Re: Clarion Investment Trust (Investment Company Act File No. 811-21133)

Ladies and Gentlemen:

         We have acted as special Delaware counsel to Clarion Investment Trust, a Delaware statutory trust (the "Trust"), in connection with certain matters relating to the formation of the Trust and the proposed issuance of Shares of the Trust pursuant to and as described in Amendment No. 1 to the Trust's Registration Statement under the Investment Company Act of 1940 (including the Prospectus and Statement of Additional Information forming a part thereof) on Form N-1A to be filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"). Capitalized terms used herein and not otherwise herein defined are used as defined in the Agreement and Declaration of Trust of the Trust dated June 27, 2002 (the "Governing Instrument").

         In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on June 27, 2002 (the "Certificate"); the Governing Instrument; the Bylaws of the Trust dated June 27, 2002 (the "Bylaws"); the Registration Statement; certain resolutions of the Trustees of the Trust adopted at the June 28, 2002 meeting of the Trustees (such resolutions, together with the Governing Instrument, the Bylaws and the Registration Statement, the "Governing Documents"); the Trust's Notification of Registration filed pursuant to Section 8(a) of the Investment Company Act of 1940 on Form N-8A filed with the Securities and Exchange Commission on June 28, 2002; and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original




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Shearman & Sterling
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documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced resolutions, instruments, certificates and other documents, and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders;
(ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents, and compliance with the other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series and Classes of Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or reorganization of the Trust under Sections 2 or 3 of Article VIII of the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Statutory Trust Act, 12 Del. C. 'SS''SS' 3801; (vi) that the Trust was upon formation, or will become within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; and
(vii) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering materials relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

         Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

         1. The Trust is a duly formed and validly existing business trust in good standing under the laws of the State of Delaware.

         2. The Shares, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute validly issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

         We understand that you wish to rely on this opinion in connection with the delivery of your opinion to the Trust dated on or about the date hereof and we hereby consent to such reliance. Except as provided in the immediately preceding sentence, this opinion may not be relied upon by any other person or entity or for any other purpose without our prior written




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Clarion Investment Trust
Shearman & Sterling
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consent. We hereby consent to the filing of a copy of this opinion with the
Securities and Exchange Commission as part of an amendment to the Registration Statement. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.


                                          Very truly yours,

                                          MORRIS, NICHOLS, ARSHT & TUNNELL

                                          /s/  Jonathan I. Lessner
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                                          Jonathan I. Lessner